DUFF & PHELPS

富基融通
eFuture

September 21, 2016

eFuture Holding Inc.

Fairness Analysis Presented to the Special Committee of Independent Directors

Duff & Phelps Disclaimer

- The following pages contain materials that are being provided by Duff & Phelps, LLC ("Duff & Phelps") to the special committee of independent directors (the "Special Committee") of the board of directors (the "Board of Directors") of eFuture Holding Inc. ("eFuture" or the "Company") in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein).
- The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps.
- Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Company and the Special Committee.
- These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion.
- The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on Duff & Phelps' part to any party.
- The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information.
- No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Table of Contents

Section 01

Introduction and Transaction Overview

Introduction and Transaction Overview

The Engagement

- Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such).
- Specifically, Duff & Phelps has been asked to provide an opinion (the "Opinion") to the Special Committee as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.0756 per share, of the Company (each, a "Share" or collectively, the "Shares"), other than the Excluded Shares (as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as holders of Shares).

The Proposed Transaction

- It is Duff & Phelps' understanding that the Company, Shiji (Hong Kong) Limited, a company incorporated under the laws of Hong Kong S.A.R. ("Parent"), and eFuture CI Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated September 19, 2016. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares) will be cancelled in consideration for the right to receive US $6.42 in cash per Share without interest (the "Merger Consideration") (collectively, the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.
- For purposes of the Opinion, "Excluded Shares" shall mean, collectively, any Cancelled Shares (as defined in the Merger Agreement) and any Dissenting Shares (as defined in the Merger Agreement).

Introduction and Transaction Overview

Scope of Analysis

Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below:

1. Reviewed the following documents:
   - The Company's annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2011 through 2015; and the Company's unaudited interim financial statements for the six months ended June 30, 2015 and June 30, 2016 included in the Company's Form 6-K filed with the SEC;
   - A detailed financial projection model for the years ending December 31, 2016 through 2020, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the "Management Projections");
   - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;
   - A letter dated September 12, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the "Management Representation Letter"); and
   - Documents related to the Proposed Transaction, including the Merger Agreement;
2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;
3. Discussed with Company management its plans and intentions with respect to the management and operation of the business;
4. Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Introduction and Transaction Overview

Ownership Summary



Buyer Consortium 47.9%
Management 15.1%
Individual Investors 5.9%
Institutional Shareholders 0.8%
Public & Other Shareholders 21.9%
Options & RSUs 8.4%

eFuture Holding Inc. - Ownership

Current Shareholders as of September 16, 2016	Common Shares	% of Ownership
Buyer Consortium		
Beijing Shiji Information Technology, Co., Ltd.	2,744,857	47.9%
Buyer Consortium	2,744,857	47.9%
Management		
Yan, Adam (Former Chairman and Director)	714,772	12.5%
Lan, Zengqiang (Senior Vice President)	150,000	2.6%
Management	864,772	15.1%
Individual Investors		
Wang, Wenbiao	260,411	4.5%
Wang, Jianhui	80,000	1.4%
Individual Investors	340,411	5.9%
Institutional Shareholders		
Renaissance Technologies Corp.	31,300	0.5%
Kassirer Asset Management Corporation	12,000	0.2%
UBS Asset Management	2,247	0.0%
Tower Research Capital LLC	1,292	0.0%
Morgan Stanley	500	0.0%
Wolverine Trading LLC	9	0.0%
Total Institutional Shareholders	47,348	0.8%
Public & Other Shareholders	1,256,327	21.9%
Total Shares Outstanding	5,253,715	91.6%
RSUs & Options In-the-Money at Offer Price	479,219	8.4%
Fully Diluted Shares Outstanding at Offer Price	**5,732,934**	**100.00%**

Source: Company filings, Capital IQ, Company management.

Introduction and Transaction Overview

Trading Analysis



eFuture Holding Inc. - Trading History
September 16, 2015 to September 16, 2016
Share Price
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Volume (thousands)
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
9/16/15
10/16/15
11/16/15
12/16/15
1/16/16
2/16/16
3/16/16
4/16/16
5/16/16
6/16/16
7/16/16
8/16/16
9/16/16
November 20, 2015
eFuture Holding Inc. reported Q3 '15 earnings results. The Company reported net revenue of RMB36.2 million and loss of RMB0.81 per share.
November 23, 2015
From November 16 to 23, 2015, Shiji (Hong Kong) Limited acquired 2,453,966 ordinary shares of eFuture Holding Inc. in the secondary market, for an aggregate purchase price of $16,750,510, including brokerage commissions and fees, or approximately $6.83 per share, representing 50.51% of total outstanding shares at the time.
March 4, 2016
eFuture Holding Inc. reported CY15 earnings results. The Company reported net revenue of RMB221.6 million and earnings of RMB0.69 per share.
June 6, 2016
eFuture Holding Inc. received a non-binding proposal from its controlling shareholder, Shiji (Hong Kong) Limited to acquire remaining shares of eFuture Holding Inc.
May 20, 2016
eFuture Holding Inc. reported Q1 '16 earnings results. The Company reported net revenue of RMB19.8 million and loss of RMB2.10 per share.
July 29, 2016
eFuture Holding Inc. reported Q2 '16 earnings results. The Company reported net revenue of RMB27.8 million and loss of RMB1.03 per share.
Volume
Price
30-day Trailing VWAP
60-day Trailing VWAP
90-day Trailing VWAP
Offer

Offer Price Premium Relative to:

Current (9/16/16)	$5.42	18.6%
One Day Prior	$5.45	17.8%
30- Day VWAP (1)	$5.80	10.7%
60- Day VWAP (1)	$5.99	7.2%
90- Day VWAP (1)	$6.32	1.6%
November 13, 2015 (2)	$5.20	23.6%
30- Day VWAP on 11/13/15 (3)	$4.57	40.5%
60- Day VWAP on 11/13/15 (3)	$4.53	41.7%
90- Day VWAP on 11/13/15 (3)	$4.90	31.1%

(1) Trailing Volume Weighted Average Price (VWAP) at Offer
(2) One day prior to Shiji share purchases beginning on 11/16/2015
(3) Trailing Volume Weighted Average Price (VWAP) prior to Shiji share purchases beginning on 11/16/2015

eFuture Holding Inc. Historical Trading Metrics

(in thousands, except per share data)

During one year prior to Offer		Post offer	
Average Closing Price	$6.26	Average Closing Price	$5.46
High	$15.89	High	$6.01
Low	$3.92	Low	$4.96
Average Volume	116.9	Average Volume	13.4
% of Shares Issued and Outstanding	2.2%	% of Shares Issued and Outstanding	0.3%
% of Float	8.5%	% of Float	1.0%

Source: Capital IQ

Introduction and Transaction Overview
Proposed Transaction

eFuture Holding Inc. - Offer Premium

	Share Price	Implied Premium
Share price on 9/16/16	$5.42	18.6%
One-day prior to offer (6/3/16)	$5.45	17.8%
30-days trailing VWAP at Offer	$5.80	10.7%
60-days trailing VWAP at Offer	$5.99	7.2%
90-days trailing VWAP at Offer	$6.32	1.6%
One-day prior to Shiji Share Purchases (11/13/15)	$5.20	23.6%
30-days trailing VWAP at Shiji Share Purchases	$4.57	40.5%
60-days trailing VWAP at Shiji Share Purchases	$4.53	41.7%
90-days trailing VWAP at Shiji Share Purchases	$4.90	31.1%
Offer Price	**$6.42**	

Source: Capital IQ and SEC filings

eFuture Holding Inc. - Implied Multiples

(USD in millions, except per share data)

		Offer $6.42
Fully Diluted Shares Issued and Outstanding (millions)	5.7	
Implied Fully Diluted Equity Value		$36.8
Plus: Short Term Loan		0.7
Less: Net Working Capital Surplus		(3.3)
Less: Proceeds from Exercise of Options		(0.8)
Less: Cash (1)		(3.3)
Implied Enterprise Value		**$30.2**
Implied Offer Multiples:		
EV / LTM EBITDA	$2.5	12.2x
EV / 2016 EBITDA	$3.6	8.4x
EV / 2017 EBITDA	$3.8	7.8x
EV / LTM Revenue	$32.4	0.93x

Note: Balance sheet data and LTM data as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes cash and cash equivalents and time deposits, less estimated cash held for deferred revenue. Reflects a 10% withholding tax discount on onshore cash (net of term loan and estimated cash held for deferred revenue).

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per share values or otherwise noted)

		Low		High	Offer Price
Enterprise Value					
Discounted Cash Flow Analysis		¥163,800	-	¥195,200	
Selected Public Companies Analysis		¥169,300	-	¥204,600	
Enterprise Value Range		**¥166,600**	-	**¥199,900**	
Plus: Proceeds from Exercise of Options		¥5,551	-	¥5,551	
Less: Short Term Loan		(5,000)	-	(5,000)	
Plus: Net Working Capital Surplus		21,800	-	21,800	
Value Attributable to Fully Diluted Shares (Excluding Cash)		**¥188,951**		**¥222,251**	
Fully Diluted Shares Issued and Outstanding		5,732,934	-	5,732,934	
Value Per Share (RMB)		¥32.96	-	¥38.77	
RMB to USD FX rate (as of 9/19/2016)		6.67	-	6.67	
Value Per Share Range (Excluding Excess Cash)		**$4.94**	-	**$5.81**	
Excess Cash (1)		21,944	-	21,944	
Cash Value Per Fully Diluted Shares Issued and Outstanding (RMB)		¥3.83	-	¥3.83	
Cash Value Per Fully Diluted Shares Issued and Outstanding (USD)		$0.57	-	$0.57	
Value Per Share Range		**$5.52**	-	**$6.39**	**$6.42**
Implied Valuation Multiples					
EV / LTM EBITDA	¥16,533	10.1x	-	12.1x	12.2x
EV / 2016 EBITDA	¥24,003	6.9x	-	8.3x	8.4x
EV / 2017 EBITDA	¥25,915	6.4x	-	7.7x	7.8x
EV / LTM Revenue	¥216,246	0.77x	-	0.92x	0.93x

Note: Balance sheet data and LTM data as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes cash and cash equivalents and time deposits, less estimated cash held for deferred revenue. Reflects a 10% withholding tax discount on onshore cash (net of term loan and estimated cash held for deferred revenue).

Introduction and Transaction Overview

Per Share Valuation Range



$6.42 Offer Price
Discounted Cash Flow Analysis
$5.44
$6.26
Selected Public Companies / M&A Transactions Analysis
$5.59
$6.51
Concluded Range
$5.52
$6.39
Value Per Share (USD)
$4.50
$4.75
$5.00
$5.25
$5.50
$5.75
$6.00
$6.25
$6.50
$6.75
$7.00
$7.25
$7.50

Section 02

Valuation Analysis

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

						YTD	YTD	LTM			Management Projections		
	2011A	2012A	2013A	2014A	2015A	6/30/2015	6/30/2016	6/30/2016	2016P	2017P	2018P	2019P	2020P
Software Revenue	¥ 52,599	¥ 79,535	¥ 67,872	¥ 83,693	¥ 73,584	¥ 18,407	¥ 13,521	¥ 68,698	¥ 69,400	¥ 69,500	¥ 71,500	¥ 73,500	¥ 75,705
Growth		51.2%	(14.7%)	23.3%	(12.1%)	20.6%	(26.5%)	(20.9%)	(5.7%)	0.1%	2.9%	2.8%	3.0%
Hardware Revenue	¥ 38,838	¥ 28,461	¥ 28,155	¥ 5,948	¥ 8,617	¥ 5,626	¥ 1,230	¥ 4,221	¥ 8,600	¥ 8,800	¥ 9,100	¥ 9,500	¥ 9,880
Growth		(26.7%)	(1.1%)	(78.9%)	44.9%	205.2%	(78.1%)	(56.6%)	(0.2%)	2.3%	3.4%	4.4%	4.0%
Service Fee Revenue	¥ 83,011	¥ 90,359	¥ 101,905	¥ 129,812	¥ 142,810	¥ 32,372	¥ 32,890	¥ 143,328	¥ 135,000	¥ 145,000	¥ 157,000	¥ 171,000	¥ 186,390
Growth		8.9%	12.8%	27.4%	10.0%	(12.0%)	1.6%	14.3%	(5.5%)	7.4%	8.3%	8.9%	9.0%
Net Revenue	¥ 174,448	¥ 198,355	¥ 197,933	¥ 219,454	¥ 225,011	¥ 56,405	¥ 47,641	¥ 216,246	¥ 213,000	¥ 223,300	¥ 237,600	¥ 254,000	¥ 271,975
Growth		13.7%	(0.2%)	10.9%	2.5%	4.6%	(15.5%)	(2.6%)	(5.3%)	4.8%	6.4%	6.9%	7.1%
Gross Profit	¥ 71,911	¥ 86,066	¥ 84,389	¥ 98,144	¥ 103,181	¥ 24,604	¥ 21,590	¥ 100,167	¥ 97,129	¥ 101,385	¥ 108,460	¥ 117,200	¥ 124,295
Margin %	41.2%	43.4%	42.6%	44.7%	45.9%	43.6%	45.3%	46.3%	45.6%	45.4%	45.6%	46.1%	45.7%
EBITDA	¥ 2,229	¥ 14,165	¥ 1,064	¥ 19,365	¥ 22,693	-¥ 5,454	-¥ 11,615	¥ 16,533	¥ 24,003	¥ 25,915	¥ 30,450	¥ 35,650	¥ 38,895
Margin %	1.3%	7.1%	0.5%	8.8%	10.1%	(9.7%)	(24.4%)	7.6%	11.3%	11.6%	12.8%	14.0%	14.3%
Growth		NM	(92.5%)	NM	17.2%	NM	NM	NM	5.8%	8.0%	17.5%	17.1%	9.1%
Capital Expenditures	¥ 1,426	¥ 2,117	¥ 1,052	¥ 1,789	¥ 2,132	¥ 1,338	¥ 818	¥ 1,269	¥ 1,800	¥ 2,300	¥ 2,000	¥ 2,000	¥ 2,000
% of Net Revenue	0.8%	1.1%	0.5%	0.8%	0.9%	2.4%	1.7%	0.6%	0.8%	1.0%	0.8%	0.8%	0.7%
% of EBITDA	63.96%	14.9%	98.9%	9.2%	9.4%	NM	NM	7.7%	7.5%	8.9%	6.6%	5.6%	5.1%
Purchase of Intangible Assets	¥ 8,221	¥ 11,950	¥ 15,039	¥ 10,458	¥ 4,370	¥ 2,248	¥ 674	¥ 8,884	¥ 2,000	¥ 3,000	¥ 4,000	¥ 4,500	¥ 5,500
% of Net Revenue	4.7%	6.0%	7.6%	4.8%	1.9%	4.0%	1.4%	4.1%	0.9%	1.3%	1.7%	1.8%	2.0%
% of EBITDA	368.78%	84.4%	NM	54.0%	19.3%	NM	NM	53.7%	8.3%	11.6%	13.1%	12.6%	14.1%

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: Company filings, Company management

Valuation Analysis

Discounted Cash Flow Analysis – Methodology and Key Assumptions

Discounted Cash Flow Methodology

- Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows.
- Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders.
- Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk.
- The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Discounted Cash Flow Key Assumptions

- Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2016 through 2020 (excluding public company expenses, as provided by the Company management) as well as discussions with Company management, a review of the Company's historical performance and other factors to develop the DCF analysis.
- Beyond the projection period, Duff & Phelps estimated the "terminal value" using a perpetuity formula.
- Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 17.00% to 20.00%, derived from the Capital Asset Pricing Model.
- The following is a summary of the Management Projections utilized in the discounted cash flow analysis:
  - The Company's net revenue increases at a compound annual growth rate ("CAGR") of 3.9% over the five-year period ending 2020.
  - The Company's EBITDA increases at a CAGR of 11.4% over the five-year period ending 2020.
  - The Company's EBITDA margin averages 12.8% from 2016 to 2020.
  - Capital expenditures and purchases of intangible assets averages 2.4% of revenue over the five-year period ending 2020.

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands, except per share values)

	2015A	2016P	2017P	2018P	2019P	2020P
Net Revenue	¥225,011	¥213,000	¥223,300	¥237,600	¥254,000	¥271,975
Growth	*2.5%*	*(5.3%)*	*4.8%*	*6.4%*	*6.9%*	*7.1%*
EBITDA	¥22,693	¥24,003	¥25,915	¥30,450	¥35,650	¥38,895
Margin	*10.1%*	*11.3%*	*11.6%*	*12.8%*	*14.0%*	*14.3%*
Growth	*17.2%*	*5.8%*	*8.0%*	*17.5%*	*17.1%*	*9.1%*

	2016 Q3-Q4	2017P	2018P	2019P	2020P
Earnings Before Interest and Taxes	¥29,019	¥13,885	¥17,810	¥27,000	¥33,345
Pro Forma Taxes	(1,029)	(2,083)	(2,672)	(4,050)	(5,002)
Net Operating Profit After Tax	27,989	11,802	15,139	22,950	28,343
Depreciation	1,006	1,530	1,640	1,850	2,050
Amortization	5,594	10,500	11,000	6,800	3,500
Capital Expenditures	(982)	(2,300)	(2,000)	(2,000)	(2,000)
Intangible Assets Purchase	(1,326)	(3,000)	(4,000)	(4,500)	(5,500)
(Increase) / Decrease in Working Capital (1)	(277)	1,598	2,063	2,282	2,833
Free Cash Flow (2)	¥32,004	¥20,130	¥23,841	¥27,382	¥29,226

Enterprise Value Range	Low	High
Terminal Growth Rate	4.00%	4.00%
Weighted Average Cost of Capital	20.00%	17.00%
Concluded Enterprise Value	**¥163,800**	**¥195,200**
Implied Per Share Range (USD)	$5.44	$6.26

Implied Valuation Multiples

		Low	High
EV / LTM EBITDA	¥16,533	9.9x	11.8x
EV / 2016 EBITDA	¥24,003	6.8x	8.1x
EV / 2017 EBITDA	¥25,915	6.3x	7.5x
EV / LTM Revenue	¥216,246	0.76x	0.90x

(1) Working capital change in 2016 reflects normalized level.
(2) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM data as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Methodology

Selected Public Companies Analysis

- Duff & Phelps selected sixteen publicly traded companies in the software solutions and IT service industry that were deemed relevant to its analysis.
- Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies' trading multiples, including enterprise value to LTM and projected revenue, EBITDA, EBITDA less Capex, and EBIT.

Selected M&A Transactions Analysis

- Duff & Phelps selected precedent transactions within the software solutions and IT service industry that it determined to be relevant to its analysis. Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value to LTM revenue and enterprise value to LTM EBITDA multiples for each transaction.

Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant.

Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company's size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group.

None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN					EBITDA-CAPEX MARGIN				
Company Name	3-YR CAGR	LTM	2016	2017	2018	3-YR CAGR	LTM	2016	2017	2018	3-YR AVG	LTM	2016	2017	2018	3-YR AVG	LTM	2016	2017	2018
China software solutions and IT service companies																				
Chinasoft International Ltd.	22.8%	15.3%	20.8%	19.1%	20.1%	21.2%	16.3%	37.2%	29.5%	17.8%	10.0%	10.0%	11.3%	12.3%	12.1%	3.9%	4.0%	7.0%	8.7%	9.2%
Kingdee International Software Group Co. Ltd.	-3.5	12.0	18.7	14.2	16.6	98.3	-15.5	19.4	21.5	11.0	33.0	26.9	31.0	33.0	31.4	13.6	-0.4	11.8	16.6	16.5
Sinosoft Technology Group Limited	24.4	23.0	21.3	22.9	23.8	24.3	37.2	21.5	24.4	24.7	56.9	61.5	58.9	59.6	60.1	27.8	34.3	22.7	24.8	25.0
Chanjet Information Technology Company Limited	1.5	15.0	7.1	16.2	11.0	NM	NM	NM	NM	66.7	-1.9	-55.7	0.9	2.8	4.2	-18.5	-65.4	-21.7	-18.9	-17.4
Group Median	12.2%	15.1%	19.7%	17.6%	18.4%	24.3%	16.3%	21.5%	24.4%	21.2%	21.5%	18.5%	21.2%	22.7%	21.7%	8.8%	1.8%	9.4%	12.6%	12.9%
Global software solution and IT service companies																				
Manhattan Associates, Inc.	13.9%	11.3%	10.8%	9.7%	9.5%	25.4%	24.8%	26.2%	11.7%	11.5%	27.8%	31.8%	34.7%	35.3%	35.9%	26.1%	30.1%	32.6%	33.1%	NA
Aspen Technology, Inc.	14.9	7.3	-0.1	4.9	NA	54.1	19.7	6.2	9.1	NA	41.3	47.1	47.2	49.1	NA	40.0	46.3	46.0	47.8	NA
Kinaxis Inc.	25.1	29.7	26.1	20.5	23.1	42.8	18.6	23.5	25.8	30.5	23.2	22.9	27.3	28.5	30.2	19.2	19.2	21.1	20.2	22.7
Varonis Systems, Inc.	33.5	29.4	25.7	19.3	16.0	NM	NM	NM	NM	NM	-12.1	-10.7	-3.4	-0.1	5.9	-14.7	-13.6	-6.0	-3.1	2.7
Axway Software S.A.	8.3	4.4	8.8	6.6	7.0	11.3	-23.0	7.8	11.8	13.5	16.2	14.2	16.5	17.3	18.3	14.7	12.0	14.9	15.9	17.8
IDOX plc	4.2	15.8	22.5	10.5	NA	-1.8	59.3	27.0	10.0	NA	22.7	27.3	26.7	26.6	NA	18.6	22.0	22.8	22.9	NA
American Software, Inc.	4.3	5.2	3.6	6.3	NA	2.2	-6.8	10.7	8.0	NM	16.3	14.2	14.4	14.7	NA	12.9	10.8	11.3	11.4	NA
Sword Group SE	5.3	18.4	17.2	10.8	7.1	6.5	22.7	24.7	11.8	10.4	14.4	14.8	15.4	15.6	16.1	8.8	9.1	12.0	12.5	14.0
K3 Business Technology Group plc	12.0	6.9	9.3	6.1	NA	16.3	-4.0	54.7	12.9	NA	11.5	11.1	16.1	17.1	NA	5.5	4.9	10.7	11.9	NA
Tecsys Inc.	15.4	16.0	18.5	5.5	9.1	31.0	59.5	NM	22.8	35.0	9.5	11.3	11.1	13.0	16.1	5.4	9.7	9.7	11.1	NA
TXT e-solutions S.p.A.	9.8	9.6	14.1	6.6	8.1	3.9	-2.9	32.2	10.1	12.6	11.3	9.2	11.3	11.6	12.1	10.2	8.1	10.2	10.3	10.8
GlobalSCAPE, Inc.	9.7	9.2	13.1	11.1	10.8	64.7	-4.3	13.1	26.5	10.1	21.9	22.4	25.8	29.4	29.2	14.3	16.5	17.2	19.9	19.7
Group Median	10.9%	10.5%	13.6%	8.1%	9.3%	16.3%	18.6%	24.1%	11.8%	12.6%	16.3%	14.5%	16.3%	17.2%	17.2%	13.6%	11.4%	13.4%	14.2%	15.9%
Aggregate Mean	12.6%	14.3%	14.8%	11.9%	13.5%	28.6%	14.4%	23.4%	16.9%	22.2%	18.9%	16.1%	21.6%	22.9%	22.6%	11.7%	9.2%	13.9%	15.3%	12.1%
Aggregate Median	10.9%	13.5%	15.6%	10.6%	10.9%	22.8%	17.4%	23.5%	12.4%	13.5%	16.3%	14.5%	16.3%	17.2%	17.2%	13.2%	10.3%	11.9%	14.2%	15.2%
eFuture (Management Projections)(1)	4.3%	-2.6%	-5.3%	4.8%	6.4%	17.0%	-20.9%	5.8%	8.0%	17.5%	6.5%	7.6%	11.3%	11.6%	12.8%	0.9%	2.9%	9.5%	9.2%	10.3%

(1) The Company's historical financial performance metrics presented are adjusted to exclude non-recurring income (expenses).
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings, Company management

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF												
Company Name	HQ	Exchange	Stock Price on 9/16/16	% of 52-Wk High	Enterprise Value	LTM EBITDA	2016 EBITDA	2017 EBITDA	2018 EBITDA	LTM EBITDA - Capex	2016 EBITDA - Capex	2017 EBITDA - Capex	2018 EBITDA - Capex	LTM EBIT	2016 EBIT	2017 EBIT	2018 EBIT	LTM Revenue
China software solutions and IT service companies																		
Chinasoft International Ltd.	China	SEHK	$0.47	93.9%	$1,152	13.7x	11.0x	8.5x	7.2x	34.6x	17.8x	12.0x	9.4x	17.7x	13.9x	11.1x	8.9x	1.37x
Kingdee International Software Group Co. Ltd.	China	SEHK	0.39	75.8	974	13.9	11.1	9.2	8.2	NM	29.4	18.2	15.7	35.9	22.9	16.4	13.8	3.73
Sinosoft Technology Group Limited	China	SEHK	0.50	94.4	570	13.1	12.2	9.8	7.9	23.5	31.7	23.6	18.9	20.9	18.4	14.3	11.2	8.05
Chanjet Information Technology Company Limited	China	SEHK	1.13	42.8	112	NM	NM	NM	37.5	NM	NM	NM	NM	NM	NM	NM	NM	1.92
Group Median					$772	13.7x	11.1x	9.2x	8.1x	29.0x	29.4x	18.2x	15.7x	20.9x	18.4x	14.3x	11.2x	2.83x
Global software solution and IT service companies																		
Manhattan Associates, Inc.	United States	NasdaqGS	$58.67	76.2%	$4,164	22.3x	19.5x	17.4x	15.7x	23.5x	20.7x	18.6x	NA	23.3x	20.4x	18.2x	16.1x	7.08x
Aspen Technology, Inc.	United States	NasdaqGS	45.12	97.0	3,435	15.4	15.7	14.4	NA	15.7	16.1	14.8	NA	15.9	16.3	14.8	NA	7.27
Kinaxis Inc.	Canada	TSX	46.66	96.0	1,108	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	10.70
Varonis Systems, Inc.	United States	NasdaqGS	29.19	96.6	741	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	5.14
Axway Software S.A.	United States	ENXTPA	30.78	99.2	642	13.7	11.3	10.1	8.9	NM	12.5	10.9	9.2	14.2	12.5	10.8	9.8	1.95
IDOX plc	Jnited Kingdon	AIM	0.95	95.7	368	14.7	12.9	11.8	NA	18.2	15.2	13.7	NA	17.9	16.7	16.2	NA	4.01
American Software, Inc.	United States	NasdaqGS	10.92	94.2	248	15.5	14.7	13.6	NA	20.4	18.8	17.6	NA	21.8	26.5	23.5	NA	2.21
Sword Group SE	Luxembourg	ENXTPA	30.36	98.0	259	10.5	9.3	8.3	7.5	16.9	12.0	10.4	8.7	12.4	11.9	10.3	8.9	1.55
K3 Business Technology Group plc	Jnited Kingdon	AIM	4.68	95.7	180	13.8	9.3	8.2	NA	31.6	14.0	11.9	NA	26.3	15.1	12.9	NA	1.54
Tecsys Inc.	Canada	TSX	7.26	83.1	81	14.4	13.5	11.0	8.2	16.7	15.6	12.9	NA	23.5	18.1	14.1	NA	1.62
TXT e-solutions S.p.A.	Italy	BIT	7.84	82.7	91	13.9	10.4	9.4	8.4	15.9	11.5	10.6	9.4	17.3	12.0	10.6	9.7	1.29
GlobalSCAPE, Inc.	United States	AMEX	3.55	83.1	58	8.1	6.4	5.0	4.6	11.0	9.6	7.5	6.8	11.0	8.2	6.3	5.5	1.81
Group Median					$313	14.1x	12.1x	10.6x	8.3x	16.9x	14.6x	12.4x	8.9x	17.6x	15.7x	13.5x	9.7x	2.08x
Aggregate Mean					$886	14.1x	12.1x	10.5x	11.4x	20.7x	17.3x	14.0x	11.1x	19.8x	16.4x	13.8x	10.5x	3.83x
Aggregate Median					$469	13.9x	11.3x	9.8x	8.2x	18.2x	15.6x	12.9x	9.4x	17.9x	16.3x	14.1x	9.8x	2.08x

LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Cash Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis
($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
07/01/2016	Closed	Tax Computer Systems Limited	Develops corporation tax technology solutions	Tax Systems plc (AIM:TAX)	$96.8	$16.9	$8.8	51.7%	11.1x	5.71x
05/31/2016	Closed	Enablon SA	Provides sustainability, operational risk management, and environmental, health, and safety software	Wolters Kluwer Law & Business Group	$278.2	$50.1	NA	NA	NA	5.56x
04/28/2016	Closed	Textura Corporation	Provides collaboration and productivity tools for the construction industry in the United States and Canada	Oracle Corporation (NYSE:ORCL)	$600.3	$92.2	($6.3)	(6.9%)	NM	6.51x
04/22/2016	Closed	Engineering Ingegneria Informatica S.p.A. (UNQ:ENG)	Provides software and IT services in Italy and internationally	Apax Partners LLP; Apax VIII, L.P.; NB Renaissance; Neuberger Berman Group LLC	$746.2	$959.6	$83.9	8.7%	8.9x	0.78x
04/18/2016	Pending	Cegid Group SA (UNQ:CGD)	Engages in the development, hosting, distribution, and sale of business management software, and related goods and services	AltaOne Capital; Silver Lake	$701.2	$328.8	$49.4	15.0%	14.2x	2.13x
03/31/2016	Closed	Verian Technologies, Inc.	Offers purchasing and invoice processing software	BasWare Oyj (HLSE:BAS1V)	$36.2	$10.6	NA	NA	NA	3.43x
12/02/2015	Closed	Beijing Changyi Information Technologies Co., Ltd.	Provides IT solutions to the distribution industry in China	Beijing Shiji Information Technology, Co., Ltd. (SZSE:002153)	$98.5	$17.6	NA	NA	NA	5.61x
06/23/2015	Closed	Orga Systems GmbH	A software vendor for real-time charging and billing solutions	Redknee (Germany) GmbH	$42.5	$67.2	NA	NA	NA	0.63x
06/19/2015	Pending	China Information Technology, Inc. (NasdaqGS:CNIT)	Provides cloud-based platform, exchange, and big data solutions for government and various private sectors in China	Chairman, COO and Senior Vice President of the company	$220.4	$61.2	($14.3)	(23.4%)	NM	3.60x
6/8/2015	Closed	Hubwoo (ENXTPA:HBW)	Provides cloud- based spend management and collaborative business process automation solutions for goods and services	Perfect Commerce Holdings, LLC	$22.6	$30.5	$0.6	2.0%	NM	0.74x
05/12/2015	Closed	TeleBilling A/S	Develops customer care and billing software solutions to medium sized communication companies in Europe	Hansen Technologies Ltd. (ASX:HSN)	$24.1	$17.9	NA	NA	NA	1.34x
4/22/2015	Closed	ClickSoftware Technologies Ltd.	Provides software products and solutions for workforce management and service operations	Francisco Partners Fund IV; Francisco Partners Management LLC	$375.6	$124.6	($2.1)	(1.7%)	NM	3.01x
12/18/2014	Closed	Gael Limited	Designs and develops business and quality management solutions	Ideagen PLC (AIM:IDEA)	$28.2	$12.5	$2.5	20.0%	11.2x	2.25x
12/18/2014	Closed	Incadea Plc	Provides enterprise software solutions and services to the automotive retail and wholesale markets	Dealertrack Technologies, Inc.	$202.5	$54.3	$3.7	6.8%	NM	3.73x
11/28/2014	Closed	KPMG Crimsonwing	Provides computer software and professional services in Malta, the United Kingdom, and the Netherlands	KPMG Advisory N.V., Investment Arm; KPMG Capital Limited; KPMG Holdings Limited (UK)	$32.6	$26.1	$2.0	7.6%	16.4x	1.25x
11/21/2014	Closed	Fifth Gear, LLC	Develops and markets a set of integrated commerce management solutions for specialty retailers in North America, Europe, and Japan	Speed Commerce, Inc. (OTCPK:SPDC)	$82.0	$54.8	$4.0	7.3%	20.4x	1.50x
10/9/2014	Closed	Exact Holding NV	Develops, distributes, and markets enterprise resource planning and accounting software for small and medium-sized businesses	Apax Partners LLP; Apax VIII, L.P.	$860.5	$272.9	$53.0	19.4%	16.2x	3.15x
9/29/2014	Closed	Beiming Software Co., Ltd.	Offers integrated software solutions for businesses in China	Shijiazhuang Changshan Textile Company Limited (SZSE:000158)	$665.5	$299.7	NA	NA	NA	2.22x
8/11/2014	Closed	Oakton Limited	Provides consulting and information technology based services to corporate and government clients across a range of industries	Dimension Data Australia Pty Limited	$156.3	$149.9	$11.9	7.9%	13.2x	1.04x

Source: Capital IQ, Bloomberg, company filings, press releases

Valuation Analysis

Selected M&A Transactions Analysis (continued)

Selected M&A Transactions Analysis

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
7/23/2014	Closed	Quintiq Holding B.V.	Develops and provides supply chain planning and optimization software	Dassault Systèmes BV	$349.9	$101.0	NA	NA	NA	3.46x
7/4/2014	Closed	Xchanging Software Europe Limited	Develops integrated business software solutions for the insurance industry in the United Kingdom and internationally	Xchanging plc (DB:HOV)	$109.9	$32.4	$8.6	26.5%	12.8x	3.39x
7/1/2014	Closed	TK Global Partners LP	Develops and delivers transaction processing solutions	Paysafe Group Plc (LSE:PAYS)	$211.4	$74.4	$13.0	17.5%	16.3x	2.84x
5/27/2014	Closed	Update Software AG	Engages in the development and implementation of customer relationship management software solutions	Aurea Software FZ-LLC	$35.8	$46.3	$0.4	0.9%	NM	0.77x
4/17/2014	Closed	Systar SA	Provides performance management software and information technology infrastructure worldwide	Axway Software S.A. (ENXTPA:AXW)	$72.0	$26.6	($1.6)	(5.9%)	NM	2.71x
4/15/2014	Closed	24 ORE Software S.p.A.	Develops and provides software solutions to professionals, SME's and the construction sector	TeamSystem Holding S.p.A.	$142.9	$84.5	NA	NA	NA	1.69x
1/31/2014	Closed	KnowledgePath Solutions, Inc.	Operates as a systems integrator that provides multi-channel mobile and eCommerce solutions for consumer, retail, and business brands	Digital Management, Inc.	$22.0	$15.0	NA	NA	NA	1.47x
1/15/2014	Closed	Pilat Media Global plc	Develops and implements software systems for workflow management in media and broadcast industries	Sintecmedia Lon Ltd.; SintecMedia Ltd.	$72.1	$45.0	$5.8	12.9%	12.4x	1.60x
12/13/2013	Closed	Total Specific Solutions (TSS) B.V.	Offers enterprise management software and services for various vertical markets	Constellation Software Netherlands B.V.	$329.4	$238.8	NA	NA	NA	1.38x
11/20/2013	Closed	P&I Personal & Informatik Aktiengesellschaft	Provides integrated software solutions for payroll, time management, and human resources management	Kallisto Neunzigste Vermögensverwaltungs-GmbH	$449.6	$118.4	$42.3	35.8%	10.6x	3.80x
10/2/2013	Closed	Procurian Inc.	Provides procurement business process solutions for companies in the United States and internationally	Accenture plc (NYSE:ACN)	$375.0	$140.0	$17.9	12.8%	20.9x	2.68x
6/4/2013	Closed	ISS Group Limited	Develops and markets infrastructure and application software for the oil and gas, minerals, manufacturing, and food and beverage industries	P2 Energy Solutions incorporated	$36.8	$20.0	$1.4	6.9%	26.6x	1.84x
5/29/2013	Closed	Apriso Corporation	Develops software and service solutions for the global manufacturing operations and product supply networks	Dassault Systèmes SE (ENXTPA:DSY)	$205.0	$50.0	NA	NA	NA	4.10x
5/20/2013	Closed	Pactera Technology International Ltd.	Provides consulting and technology services in China	Blackstone Singapore Pte Ltd; GGV Capital	$452.1	$630.7	$41.1	6.5%	11.0x	0.72x
5/2/2013	Closed	KSD Software Norway AS	Provides supply chain and trade management software solutions	The Descartes Systems Group Inc (TSX:DSG)	$28.6	$10.0	NA	NA	NA	2.86x
3/12/2013	Closed	Camelot Information Systems Inc.	Provides enterprise application services and financial industry information technology services primarily in China, Taiwan and Japan	Chairman, President and Executive Vice President of the company	$31.7	$257.0	($10.5)	(4.1%)	NM	0.12x
2/20/2013	Closed	Sigma AB	Provides information technology and management, and information logistic solutions worldwide	Danir AB	$103.8	$217.0	$12.4	5.7%	8.4x	0.48x
Mean									14.4x	2.50x
Median									13.0x	2.24x

Source: Capital IQ, Bloomberg, company filings, press releases

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands, except per share values)

Metric	Enterprise Valuation Multiples: Public Company Range			Public Company Median	Transaction Median	Valuation Summary: Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / 2016 EBITDA Less CAPEX	9.6x	-	31.7x	15.6x	NA	**8.50x**	**-**	**10.50x**	¥20,203	¥171,728	-	¥212,134
EV / 2017 EBITDA Less CAPEX	7.5x	-	23.6x	12.9x	NA	**8.00x**	**-**	**10.00x**	¥20,615	¥164,920	-	¥206,150
EV / 2018 EBITDA Less CAPEX	6.8x	-	18.9x	9.4x	NA	**7.00x**	**-**	**8.00x**	¥24,450	¥171,150	-	¥195,600
						Concluded Enterprise Value Range				**¥169,300**	**-**	**¥204,600**
						Implied Per Share Range (USD)				$5.59	-	$6.51
										Implied Multiples		
EV / LTM EBITDA	8.1x	-	22.3x	13.9x	13.0x				¥16,533	10.2x	-	12.4x
EV / 2016 EBITDA	6.4x	-	19.5x	11.3x	NA				¥24,003	7.1x	-	8.5x
EV / 2017 EBITDA	5.0x	-	17.4x	9.8x	NA				¥25,915	6.5x	-	7.9x
EV / 2018 EBITDA	4.6x	-	37.5x	8.2x	NA				¥30,450	5.6x	-	6.7x
EV / 2016 EBIT	8.2x	-	26.5x	16.3x	NA				¥10,653	15.9x	-	19.2x
EV / 2017 EBIT	6.3x	-	23.5x	14.1x	NA				¥13,885	12.2x	-	14.7x
EV / 2018 EBIT	5.5x	-	16.1x	9.8x	NA				¥17,810	9.5x	-	11.5x
EV / LTM Revenue	1.29x	-	10.70x	2.08x	2.24x				¥216,246	0.78x	-	0.95x

Note: Balance sheet and LTM data as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

Appendix 01

Assumptions, Qualifications, and Limiting Conditions

Assumptions, Qualifications, and Limiting Conditions

If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered.

Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company's and the Special Committee's consent:

- Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);
- Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
- Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;
- Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the Proposed Transaction, are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;
- Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;
- Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;
- Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
- Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and
- Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

Assumptions, Qualifications, and Limiting Conditions

Qualifications – If issued, our Opinion will be qualified by the following:

- Duff & Phelps has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof.
- Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company.
- Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.
- Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.
- In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company's officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

Assumptions, Qualifications, and Limiting Conditions

Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state:

- The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' written consent.
- The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based.
- The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
- The Opinion is solely that of Duff & Phelps, and Duff & Phelps' liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated July 14, 2016 (the "Engagement Letter").
- The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Appendix 02

Summary of Premiums Paid

Summary of Premiums Paid

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from January 2012 - September 2016

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	478	44.8	48.8	49.9	69.0
Overall Median		24.0	26.8	27.9	75.6
Chinese Companies Mean	99	47.9	56.5	59.6	64.3
Chinese Companies Median		24.2	27.4	26.3	64.9
US-Listed Chinese Companies Mean	85	35.8	37.3	41.7	65.3
US-Listed Chinese Companies Median		23.0	27.4	26.9	64.3
eFuture Holding Inc.		17.8	4.4	5.6	29.7

Premiums Paid Analysis - System and Application Software Change of Control Transactions

Transactions announced, closed, or effective from January 2012 - September 2016

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	114	30.6	39.8	31.4	45.1
Overall Industry Median		19.0	32.5	19.5	50.8
Chinese Companies Mean	8	13.0	29.3	30.4	43.3
Chinese Companies Median		17.3	33.3	20.0	53.9
eFuture Holding Inc.		17.8	4.4	5.6	29.7

Note: Excludes negative premiums.
Source: Capital IQ